Exhibit 99.1

Avantair Inc. Secures $4 Million Private Placement of Preferred Stock

Clearwater, Florida (December 5, 2007) – Avantair Inc. (OTCBB: AAIR, AAIRU, AAIRW) (“Avantair”), the only publicly traded stand-alone fractional operator and the exclusive provider of fractional shares in the Avanti P.180 aircraft, today announced the completion of a private placement of 40,000 shares of its Series A Convertible Preferred Stock for an aggregate gross purchase price of $4 million. This most recent capital raise follows the company’s $11.2 million private placement announced on November 14, 2007 with the same terms.

The terms of the Series A Convertible Preferred Stock are set forth in a Certificate of Designations filed today with the State of Delaware. Pursuant to such Certificate of Designations, the shares of Series A Convertible Preferred Stock (a) will rank senior to all currently outstanding classes of stock of Avantair with respect to liquidation and dividends, (b) will be entitled to receive a cash dividend at the annual rate of 9.0%, payable quarterly, (c) will be convertible into shares of Avantair’s common stock at any time at the option of the Investors based on a conversion price of $5.15 per share (subject to adjustment), (d) may be redeemed by Avantair following the seventh anniversary of the issuance of the shares of Series A Convertible Preferred Stock.

Steven Santo, Chief Executive Officer of Avantair, commented, “The proceeds of this equity offering will enable us to purchase core aircraft to accelerate our growth and significantly lower charter costs, thereby enhancing Avantair’s competitive position.”

About Avantair

Headquartered in Clearwater, FL, Avantair Inc. is the exclusive North American provider of fractional aircraft shares in the Piaggio Avanti P.180 aircraft. Avantair is the fifth largest company in the North American fractional aircraft industry and the only standalone fractional operator. The company currently manages a fleet of 39 planes with another 46 Piaggio Avanti IIs on order. It also has announced an order of 20 Embraer Phenom 100s. Avantair, with operations in 5 states and approximately 300 employees, offers private travel solutions for individuals and companies at a fraction of the cost of whole aircraft ownership. For more information about Avantair, please visit: www.avantair.com.

Forwarding Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Avantair’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

Contact:

Brandi Piacente

The Piacente Group

Tel: 212-481-2050

Email: brandi@thepiacentegroup.com

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